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                            NOTICE TO PARTICIPANTS OF
              THE TAUBMAN COMPANY AND RELATED ENTITIES EMPLOYEE
                             RETIREMENT SAVINGS PLAN

                                                      December 20, 2002


Dear Retirement Plan Participant:

                                THE TENDER OFFER

      Recently, Simon Property Acquisitions, Inc., a wholly owned subsidiary of Simon Property Group, Inc. announced an offer to purchase all outstanding shares of common stock of Taubman Centers, Inc. for cash at a price of $18.00 per share. The Offer is subject to certain conditions, which are fully explained in the enclosed "Offer to Purchase for Cash" dated December 5, 2002. You should be aware that the Taubman Centers Board of Directors recommends that shareholders reject the offer and not tender their shares of Taubman Centers common stock.
A copy of the Board Recommendation Statement on Schedule 14D-9 is enclosed.

      The Offer is what is commonly referred to as a "tender offer" where one company makes an offer directly to shareholders of another company to buy shares of the second company, with a view to acquiring control of the second company.

                        YOUR PROMPT RESPONSE IS REQUESTED

      As a participant in your company retirement plan, YOU ARE ENCOURAGED TO DIRECT VANGUARD FIDUCIARY TRUST COMPANY, THE TRUSTEE OF YOUR PLAN, TO TENDER, OR NOT TO TENDER, THE TAUBMAN CENTERS COMMON STOCK HELD IN YOUR SEPARATE PLAN ACCOUNT. By instructing Vanguard to "tender" your shares, you are instructing Vanguard to surrender your shares for cash in response to the Offer.

      You can provide your directions by promptly completing and returning the enclosed "Tender Offer Instruction Form." IF YOU DO NOT SEND TIMELY TENDER INSTRUCTIONS TO VANGUARD, THE TRUSTEE WILL TREAT THIS AS AN INSTRUCTION NOT TO TENDER.

      In order to direct Vanguard, YOU SHOULD COMPLETE, SIGN AND DATE THE ENCLOSED INSTRUCTION FORM AND RETURN IT TO VANGUARD IN THE ENCLOSED ENVELOPE BY 12:00 NOON EST ON TUESDAY, JANUARY 14, 2003, THE PLAN DEADLINE. In the event that Simon Property extends its expiration date for the Offer (which is currently set for 12:00 midnight EST on January 17, 2003), the Plan Deadline will automatically be extended to three business days prior to the new expiration date.


  Post Office Box 2900 o Valley Forge Pennsylvania 19482-2900 o (610) 669-1000

                            ENCLOSED FOR YOUR REVIEW

      Enclosed for your review are the following materials about the Offer:

1. Simon Property's "Offer to Purchase for Cash" dated December 5, 2002, which contains important details about the Offer which you should review;
2.    The Taubman  Centers  Board of  Directors  Recommendation  Statement  on
      Schedule 14D-9;
3.    a Tender Offer Instruction Form; and
4.    a postage-paid reply envelope.

      The enclosed information relates only to shares of Taubman Centers common stock held in your account under The Taubman Company and Related Entities Employee Retirement and Savings Plan. If you own other shares outside of the Plan, you should receive separate mailings relating to those shares.

                 PLEASE PROVIDE YOUR INSTRUCTIONS TO VANGUARD

            To instruct Vanguard, please promptly complete, sign and date the enclosed Instruction Form and mail it to Vanguard in the enclosed postage-paid reply envelope. If you prefer (ONLY ON WEEKDAYS BETWEEN 9:00 A.M. AND 5:00 P.M.
EST) you may fax a completed and signed Instruction Form to Vanguard's attention at 1-877-226-7171. Your Instruction Form must be received at Vanguard by the Plan Deadline, which is 12:00 noon EST on Tuesday, January 14, 2003. IF YOU DO NOT SEND TIMELY TENDER INSTRUCTIONS TO VANGUARD, THE TRUSTEE WILL TREAT THIS AS AN INSTRUCTION NOT TO TENDER; HOWEVER, IF THE TRUSTEE IS REQUIRED BY LAW TO DO OTHERWISE, IT WILL DO SO.

      Please note that timely instructions provided to Vanguard will be followed with respect to shares held in your account as of the Plan Deadline. For example, if additional common stock is allocated to your Plan account before the Plan Deadline, the instructions you give will also be followed with respect to those additional shares.

                          YOUR DECISION IS CONFIDENTIAL

      All instructions received by Vanguard from individual participants will be held in confidence and will not be divulged to any person, including Taubman Centers, Simon Properties or any of their respective directors, officers, employees or affiliates.

                            FOR ADDITIONAL QUESTIONS

      If you have any questions about the Offer, please contact MacKenzie Partners, the information agent for the Offer, toll-free at 1-800-322-2885, or Innisfree M&A Incorporated, which is representing Taubman Centers, toll-free at 1-877-750-9496. If you have questions on how to provide tender instructions to Vanguard, please contact Vanguard Participant Services weekdays at 1-800-523-1188.


                                                Sincerely,
                                                Vanguard Fiduciary Trust Company